                   LaBARGE, INC. REPORTS FINANCIAL RESULTS FOR
                    FISCAL 2003 THIRD QUARTER AND NINE MONTHS

      Sequential Quarterly Improvement in Revenues and Earnings Continues;
                       Backlog Reaches New Company Record

ST. LOUIS, May 1, 2003 . . . . . LaBarge, Inc. (AMEX: LB) today reported financial results for its fiscal 2003 third quarter, ended March 30, 2003.

Net sales from continuing operations were $25,794,000 for the fiscal 2003 third quarter, compared with $29,553,000 for the year-ago period. Net earnings from continuing operations were $992,000, or $.07 per diluted share, for the fiscal 2003 third quarter, compared with $1,426,000, or $.09 per diluted share, for the fiscal 2002 third quarter. The net loss from discontinued operations was $276,000, or $.02 per diluted share, for the fiscal 2003 third quarter, compared with a net loss of $181,000, or $.01 per diluted share, from these operations in the year-ago period. Net earnings for the fiscal 2003 third quarter were $716,000, or $.05 per diluted share, compared with $1,245,000, or $.08 per diluted share, reported for the fiscal 2002 third quarter.

When compared with this year's second fiscal quarter, fiscal 2003 third-quarter net sales from continuing operations grew 6 percent. Reflecting an improved product mix, the gross margin widened to 20.7 percent in the third quarter from 19.3 percent in the quarter before; and reflecting ongoing cost-control efforts, selling and administrative expenses dropped to 14.2 percent of sales from 16.1 percent.Together, these improvements produced a 71 percent increase in third-quarter net earnings from continuing operations compared with the fiscal 2003 second quarter.

For the first nine months, net sales from continuing operations were $73,165,000 in fiscal 2003 versus $91,235,000 in fiscal 2002. Net earnings from continuing operations were $2,026,000, or $.13 per diluted share, for the first nine months of fiscal 2003, compared with $3,732,000, or $.24 per diluted share, for the first nine months of fiscal 2002. The net loss from discontinued operations was $844,000, or $.05 per diluted share, for the fiscal 2003 first nine months, versus a net loss of $252,000, or $.01 per diluted share, from these operations for the year-ago period. Net earnings for the fiscal 2003 first nine months were $1,182,000, or $.08 per diluted share, compared with $3,480,000, or $.23 per diluted share, for the comparable year-ago period.

During the third fiscal quarter, LaBarge announced that it intends to divest the remainder of its ScadaNET Network (Trade Mark) remote equipment monitoring business, which represented less than 1 percent of LaBarge's consolidated revenues. The Company is currently seeking a buyer for the business.
As a result, the ScadaNET Network business is now accounted for as discontinued operations and historical results have been adjusted accordingly.

The gross margin from continuing operations was 20.7 percent in the fiscal 2003 third quarter, compared with 19.8 percent for the third fiscal quarter of last year. Selling and administrative expense from continuing operations increased
3.1 percent in this year's third quarter compared with the same period last year, and represented 14.2 percent of sales compared with 12.0 percent in the year-ago quarter. Interest expense in this year's third quarter declined approximately 27 percent to $197,000 compared with $269,000 for the year-ago period, reflecting reduced debt levels.

Total debt at March 30, 2003 was $11,459,000, down 26 percent from $15,529,000 at June 30, 2002. Cash and cash equivalents at March 30, 2003 were $5,185,000 versus $2,533,000 at June 30, 2002. Stockholders' equity was $34,771,000, or $2.33 per basic share, up 3 percent from $33,684,000 at fiscal 2002 year end.

Consolidated backlog from continuing operations set a new company record at the end of the fiscal 2003 third quarter at $110.4 million, compared with $104.4 million at the end of the second quarter and $98.0 million at fiscal 2002 year end.

"Although sales and earnings are down from the year-ago period, LaBarge's third-quarter financial results sustained the sequential quarterly improvement the Company has achieved throughout this fiscal year," said Chief Executive Officer and President Craig LaBarge. "Net sales increased 6 percent from second-quarter levels, fueling a 71 percent increase in third-quarter net earnings from continuing operations compared with the second quarter. Although the prolonged weakness in the economy continues to restrain sales and earnings, we are pleased with our continuing improvement. We are also encouraged by the continuing strength of new bookings - particularly in the defense and aerospace areas.

"Shipments to defense customers were the largest contributor to third-quarter sales," continued Mr. LaBarge. "Defense sales represented 55 percent of fiscal 2003 third-quarter sales compared with 47 percent last year. Bookings of important new defense business remain strong and we expect increased government defense spending will continue to provide new opportunities for LaBarge.

"Sales to customers in the oil-and-gas and government systems markets declined from the year-ago period," said Mr. LaBarge. "Oil-and-gas sector sales represented 17 percent of third-quarter sales compared with 20 percent in the year-ago period. Weak demand for petroleum products related to a global slowdown continues to cause customers in the oil-and-gas market to be cautious with capital expenditures. We anticipate a pickup in demand as the global economy strengthens.

"Sales to customers in the government systems sector represented 14 percent of fiscal 2003 third-quarter sales compared with 18 percent in last year's third quarter. Last year's third quarter included approximately $4 million of revenue related to a large contract to provide postal sorting equipment. That revenue was partially replaced in the current year's third quarter by shipments of electronic equipment for an airport checked-baggage inspection system."

Mr. LaBarge concluded, "In the second half of the current fiscal year, we are achieving the stronger sales and operating income we anticipated. We foresee continued improvement in the quarters ahead, most immediately in the fourth fiscal quarter, which we expect will exceed third-quarter results."

LaBarge, Inc. reports the following . . . .
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


                                  LaBarge, Inc.
                      Consolidated Statements of Operations
                  (dollars in thousands, except per-share data)

                                Three Months Ended      Nine Months Ended
                               March 30,    March      March 30,  March 31,
                                             31,
                                  2003       2002        2003       2002
---------------------------    --------     --------     -------  --------
Net sales                       $25,794      $29,553   $73,165   $91,235
Cost of sales                    20,447       23,710    58,590    73,507
Selling and administrative
expense                           3,660        3,551    11,542    11,261
Interest expense                    197          269       622       920
Other income, net                  (37)        (239)     (668)      (436)
--------------------------     --------     --------    --------  --------
Income before income taxes        1,527        2,262     3,079     5,983
Income tax expense                  535       836        1,053     2,251
--------------------------     --------     --------    --------  --------
Net earnings from continuing
operations                          992        1,426     2,026     3,732
--------------------------     --------     --------   --------------------
Discontinued operations:
Loss from discontinued
operations(less applicable
income taxes of
($170),($106),
($389) and ($152),                (276)      (181)       (632)      (252)
respectively)
Loss on disposal of
discontinued operations of
$2,222 (less applicable
income taxes                          -            -     (212)         -
of $2,434)
--------------------------     --------     --------     ---------------

Net earnings                       $716       $1,245    $1,182    $3,480
--------------------------     --------     --------    -------- --------

Basic earnings per share:
Net income from continuing
operations                         $.07         $.09      $.14      $.25
Net loss from discontinued
operations                        (.02)        (.01)     (.06)      (.02)
--------------------------     --------     --------     -------- --------
  Basic net earnings               $.05         $.08      $.08      $.23
--------------------------     --------     --------     -------- --------
Average common shares
outstanding                      14,950       14,964    14,994    14,969
--------------------------     --------     --------    -------- ---------

Diluted earnings per share:
Net income from continuing
operations                         $.07         $.09      $.13      $.24
Net loss from discontinued
operations                        (.02)        (.01)     (.05)      (.01)
--------------------------     --------     --------     -------- --------
  Diluted net earnings             $.05         $.08      $.08      $.23
---------------------------    --------     --------     -------- --------
Average common shares
outstanding                      15,053       15,499    15,170    15,344
--------------------------     --------     --------    -------- ---------

Other data:
Earnings from continuing
operations before interest,
taxes, depreciation and
amortization (EBITDA)            $2,363       $2,531    $5,438    $8,548
======================         ========      ========   =======   =======

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
                                  LaBarge, Inc.
                           Consolidated Balance Sheets
                             (dollars in thousands)

                                              March 30,   June 30,
                                                2003        2002
===========================================  =========   ==========
ASSETS
Current assets:
 Cash and cash equivalents                    $ 5,185      $2,533
 Accounts and notes receivable, net            14,732      16,569
 Inventories                                   26,071      22,255
 Prepaid expenses                                 655         537
 Deferred tax assets, net                         803         627
 Current assets of discontinued operations        208         727
-------------------------------------------  ----------  ----------

   Total current assets                       $47,654     $43,248
===========================================  ==========  ==========

Property, plant and equipment, net             13,979      13,828
Deferred tax assets, net                          272         937
Intangible assets, net                            535         609
Other assets, net                               6,055       4,980
Non-current assets of discontinued
operations                                        251       4,604
-------------------------------------------  ----------  ----------

                                              $68,746     $68,206
===========================================  ==========  ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Short-term borrowings                          $   -      $2,583
 Current maturities of subordinated debt        4,297       5,621
 Current maturities of long-term debt             394         278
 Trade accounts payable                         7,543       6,510
 Accrued employee compensation                  5,548       5,448
 Other accrued liabilities                      5,751       3,486
 Current liabilities of discontinued              164          85
operations
-------------------------------------------  ----------  ----------

   Total current liabilities                  $23,697     $24,011
-------------------------------------------  ----------  ----------
Other long-term liabilities                     3,510       2,103
Other long-term liabilities of discontinued
operations                                          -       1,361
Long-term debt                                  6,768       7,047
-------------------------------------------  ----------  ----------
Stockholders' equity:
Common stock, $.01 par value.  Authorized
 40,000,000 shares; issued 15,773,253 at
 March 30, 2003 and 15,773,253 shares at
 June 30, 2002 including shares in treasury       158         158
Additional paid-in capital                     13,500      13,515
Retained earnings                              23,917      22,736
Accumulated other comprehensive loss              (42)       (131)
Less cost of common stock in treasury,
845,880 shares at March 30, 2003 and
806,956 shares at June 30, 2002                (2,762)     (2,594)
---------------------------------------  ----------- --------------                                                     -

 Total stockholders' equity                   $34,771      33,684
-------------------------------------------  ----------  ----------

                                              $68,746     $68,206
===========================================  ==========  ==========

                                     -more-

LaBarge, Inc. is a broad-based provider of electronics to technology-driven companies in diverse industrial markets. The Company provides its customers with sophisticated electronic products through contract design and manufacturing services. Headquartered in St. Louis, LaBarge has operations in Arkansas, Kansas, Missouri, Oklahoma and Texas. The Company's Web site address is http://www.labarge.com.

Statements contained in this release relating to LaBarge, Inc. that are not historical facts are forward-looking statements within the meaning of the federal securities laws. Matters subject to forward-looking statements are subject to known and unknown risks and uncertainties, including economic, competitive and other factors that may cause LaBarge or its industry's actual results, levels of activity, performance and achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Important factors that could cause LaBarge's actual results to differ materially from those projected in, or inferred by, forward-looking statements are (but are not necessarily limited to) the following: the impact of increasing competition or deterioration of economic conditions in LaBarge's markets; cutbacks in defense spending by the U.S. Government; loss of one or more large customers; LaBarge's ability to replace completed and expired contracts on a timely basis; the outcome of litigation the Company is party to; increases in the cost of raw materials, labor and other resources necessary to operate LaBarge's business; the availability, amount, type and cost of financing for LaBarge and any changes to that financing; and other factors summarized in our reports filed from time to time with the Securities and Exchange Commission. Given these uncertainties, undue reliance should not be placed on the forward-looking statements. Unless otherwise required by law, LaBarge disclaims any obligation to update any forward-looking statements or to publicly announce any revisions thereto to reflect future events or developments.



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